UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2016

Samson Oil & Gas Limited

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  +61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2016, Samson Oil and Gas USA, Inc. (the “Company”), a wholly owned subsidiary of Samson Oil & Gas Limited, entered into an Amendment to Employment Agreement (the “Amendment”) with Terence M. Barr, the Company’s Chief Executive Officer, President and Managing Director. The Amendment is effective as of December 31, 2015. The Amendment modifies certain provisions of Mr. Barr’s Employment Agreement dated January 1, 2011, as previously amended on December 20, 2011 and November 7, 2013 (the “Employment Agreement”). Specifically, the Amendment extends the term of the Employment Agreement to December 31, 2017 (the “Term”), establishes Mr. Barr’s annual compensation for the Term, and modifies the compensation payable to Mr. Barr upon a termination not for cause. Pursuant to the Amendment, Mr. Barr will receive a base salary of $400,000 per year (“Base Salary”) during the Term, subject to adjustment at the discretion of the Company’s Board of Directors (the “Board”). Notwithstanding the Amendment, Mr. Barr remains subject to a 15% reduction in his Base Salary (to $340,000) as part of an ongoing salary reduction applicable to all employees of the Company. Mr. Barr is also eligible to receive an annual discretionary bonus in an amount determined by the Board based on quantitative and qualitative factors, in an amount not to exceed his Base Salary. Pursuant to the Amendment, Mr. Barr is entitled to receive twelve months’ severance plus continuation of his benefits for the severance period if his employment is terminated by the Company without Cause (as defined in the Employment Agreement). The Amendment also includes a non-solicitation covenant applicable during the Term and for twelve months following the termination of Mr. Barr’s employment.

The foregoing does not constitute a complete summary of the terms of the Amendment, and reference is made to the complete text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Amendment to Employment Agreement dated May 6, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2016

Samson Oil & Gas Limited

	By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer

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